Exhibit 99.1

A. H. Belo Corporation Announces Second Quarter 2014
Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported net income for the second quarter of 2014, highlighted by an increase in total operating revenue of 0.2 percent, driven by continued growth in printing and marketing services revenue.
Jim Moroney, chairman, president and Chief Executive Officer, said, “Our second quarter 2014 operating performance reflects the Company’s success in leveraging our core competencies in order to diversify and grow revenue streams, while continuing to focus on managing expenses.”
“For the first time since the spin-off from our former parent company in 2008, total revenue reflected year-over-year quarterly growth, an outstanding accomplishment for the Company. This improvement was driven by continued growth in marketing services revenue and increased printing revenues.”
“We are also pleased to have agreed to sell The Providence Journal newspaper operations to New Media Investment Group, which represents an important additional step in executing our Dallas-based strategy.”
Due to the pending sale of the newspaper operations in Providence, Rhode Island, The Providence Journal newspaper operations are now reported as discontinued operations in the Company’s financial statements (see further discussion below). Accordingly, the results from continuing operations consist primarily of The Dallas Morning News and corporate operations.
Fully diluted net income from continuing operations was $0.85 per share, an improvement of $0.78 per share compared to the second quarter of 2013. Second quarter 2014 net income includes an $18.5 million net investment-related gain from the sale of Apartments.com by Classified Ventures, of which A. H. Belo is a 3.3 percent owner.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations excluding net investment-related gains, was $6.0 million in the second quarter of 2014, which was flat in the second quarter of 2013.
As of June 30, 2014, cash and cash equivalents were $59.8 million, and the Company had no debt.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2014 Net Income from Continuing Operations
July 28, 2014

Second Quarter Results from Continuing Operations

Total revenue was $69.3 million in the second quarter of 2014, an increase of 0.2 percent compared to the prior year period. A decline in advertising and marketing services revenue was offset by an increase in printing revenue.
Revenue from advertising and marketing services, including print and digital revenues, decreased 4.7 percent. Digital revenue, which comprised 19 percent of advertising and marketing services revenue, increased 4 percent over the prior year quarter primarily due to continued growth in marketing services revenue associated with 508 Digital and Speakeasy. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 7 percent, 5 percent and 9 percent, respectively.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, was flat in the second quarter of 2014.
Circulation revenue remained flat at $21.2 million in the second quarter of 2014.
Printing and distribution revenue increased 38 percent to $7.8 million in the second quarter of 2014 due primarily to the impact of printing the Fort Worth Star-Telegram and additional printing of local community newspapers.
Total operating expense in the second quarter was $66.9 million, a 1.3 percent decrease compared to the prior year period as employee compensation and benefits, newsprint and depreciation expenses all decreased.
The Company’s newsprint expense in the second quarter was $5.1 million, a decrease of 11 percent compared to the prior year period. Newsprint consumption dropped 15 percent to approximately 6,100 metric tons. Compared to the prior year period, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 2 percent and 1 percent, respectively.
Corporate and non-operating unit expense in the second quarter was $3.9 million, a decrease of 26 percent compared to the prior year period as employee related expenses and depreciation expense decreased.
As of June 30, 2014, A. H. Belo had approximately 1,500 full-time equivalent employees, a decrease of approximately 25 percent compared to the prior year period, primarily due to the sale of The Press-Enterprise in 2013.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2014 Net Income from Continuing Operations
July 28, 2014

Pension Plans

In the second quarter of 2014, the Company made required contributions of $2.2 million to its pension plans. In July, the Company accelerated payment of its remaining 2014 required contributions to its pension plans and paid $5.8 million. No further pension contributions will be made in 2014.

Real Estate Holdings

In July 2014, the Company sold its last remaining real estate in Riverside, California, comprised of land and a building that formerly served as a commercial printing operation.  The Company received net sales proceeds of $1.6 million, generating an estimated gain of $0.3 million.
In June 2014, the Company amended an agreement with a third-party related to the sale of 97 acres of undeveloped land in southern Dallas, Texas.  Net sales proceeds of $1.8 million are expected to be received in the third quarter of 2014, upon the closing of the transaction, generating an estimated gain of $0.6 million.

Other

As previously announced, on July 22, 2014, The Providence Journal Company, a wholly-owned subsidiary of A. H. Belo Corporation, entered into an Asset Purchase Agreement with LMG Rhode Island Holdings, Inc. ("LMG"), a subsidiary of New Media Investment Group Inc., for the (i) sale of substantially all of the assets comprising the newspaper operations of The Providence Journal and related real property located in Providence, Rhode Island, and (ii) assumption of certain liabilities by LMG (collectively, the “Sale”), for $46 million in cash (the “Purchase Price”). The Purchase Price is subject to adjustment either upward or downward based upon the net current assets being sold at the closing of the Sale. The transaction is expected to close in the third quarter of 2014, subject to customary closing conditions including receipt of certain third-party consents.
Upon completion of the Sale, the Company will continue to hold and market for sale certain land and buildings in Providence, Rhode Island. The Company will also retain the obligation for the A. H. Belo Pension Plan II, which provides benefits to employees of The Providence Journal Company.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2014 Net Income from Continuing Operations
July 28, 2014

In July 2014, the Company settled a lawsuit regarding a dispute over a commercial printing contract related to its former printing operation in southern California. Under the settlement agreement, the Company will receive two cash payments totaling $0.5 million, of which the first payment of $0.25 million was received in July 2014.

Non-GAAP Financial Measures

Reconciliations of net income to EBITDA and Adjusted EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2014 Net Income from Continuing Operations
July 28, 2014

Financial Results Conference Call

A. H. Belo will conduct a conference call on Tuesday, July 29 at 10:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1059 (USA) or 651-224-7497 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 12:00 p.m. CDT on July 29 until 11:59 p.m. CDT on August 5, 2014. The access code for the replay is 330585.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Second Quarter 2014 Net Income from Continuing Operations
July 28, 2014

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2014	2013	2014	2013
Net Operating Revenue
Advertising and marketing services	$40,251	$42,223	$77,977	$81,886
Circulation	21,227	21,257	42,239	42,237
Printing and distribution	7,783	5,643	13,437	11,106
Total net operating revenue	69,261	69,123	133,653	135,229
Operating Costs and Expense
Employee compensation and benefits	25,722	26,702	53,886	56,538
Other production, distribution and operating costs	29,640	28,436	58,084	57,129
Newsprint, ink and other supplies	8,114	8,592	16,102	17,114
Depreciation	3,348	3,964	6,758	7,843
Amortization	30	30	60	60
Total operating costs and expense	66,854	67,724	134,890	138,684
Income (Loss) from operations	2,407	1,399	(1,237)	(3,455)
Other Income (Expense), Net
Gains on equity method investments, net	18,567	546	18,159	1,095
Interest expense	—	(8)	—	(419)
Other income (loss), net	141	68	258	(36)
Total other income, net	18,708	606	18,417	640
Income (Loss) from Continuing Operations Before Income Taxes	21,115	2,005	17,180	(2,815)
Income tax provision	1,428	500	2,319	989
Income (Loss) from Continuing Operations	19,687	1,505	14,861	(3,804)
Income (loss) from discontinued operations	2,146	(452)	3,123	(3,289)
Gain (loss) related to the divestiture of discontinued operations, net	153	—	(25)	—
Tax expense (benefit) from discontinued operations	30	(63)	46	(133)
Gain (Loss) from Discontinued Operations, Net	2,269	(389)	3,052	(3,156)
Net Income (Loss)	21,956	1,116	17,913	(6,960)
Net loss attributable to noncontrolling interests	(24)	(65)	(30)	(119)
Net Income (Loss) Attributable to A. H. Belo Corporation	$21,980	$1,181	$17,943	$(6,841)

Per Share Basis
Basic
Continuing operations	$0.86	$0.07	$0.64	$(0.17)
Discontinued operations	0.10	(0.02)	0.14	(0.14)
Net income (loss) attributable to A. H. Belo Corporation	$0.96	$0.05	$0.78	$(0.31)

Diluted
Continuing operations	$0.85	$0.07	$0.64	$(0.17)
Discontinued operations	0.10	(0.02)	0.14	(0.14)
Net income (loss) attributable to A. H. Belo Corporation	$0.95	$0.05	$0.78	$(0.31)

Weighted average shares outstanding
Basic	22,014,125	22,041,414	21,946,256	22,037,132
Diluted	22,121,695	22,135,162	22,064,339	22,037,132

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$59,754	$82,193
Accounts receivable, net	28,399	32,270
Other current assets	18,796	11,246
Assets of discontinued operations	36,658	42,716
Total current assets	143,607	168,425
Property, plant and equipment, net	68,308	74,863
Intangible assets, net	25,136	24,823
Other assets	12,839	11,107
Total assets	$249,890	$279,218
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,575	$13,717
Accrued expenses	13,064	14,275
Advance subscription payments	14,555	14,842
Liabilities of discontinued operations	9,489	11,538
Total current liabilities	49,683	54,372
Long-term pension liabilities	44,187	50,082
Other liabilities	6,831	5,988
Total shareholders’ equity	149,189	168,776
Total liabilities and shareholders’ equity	$249,890	$279,218

A. H. Belo Corporation
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2014	2013	2014	2013
Net Loss Attributable to A. H. Belo Corporation	$21,980	$1,181	$17,943	$(6,841)
Less: Gain (loss) from discontinued operations, net	2,269	(389)	3,052	(3,156)
Plus: Net loss attributable to noncontrolling interests	(24)	(65)	(30)	(119)
Income (Loss) from Continuing Operations	19,687	1,505	14,861	(3,804)
Depreciation and amortization	3,378	3,994	6,818	7,903
Interest expense	—	8	—	419
Income tax provision	1,428	500	2,319	989
EBITDA from Continuing Operations	24,493	6,007	23,998	5,507
Addback:
Net investment-related gains	(18,532)	—	(17,598)	—
Adjusted EBITDA from Continuing Operations	$5,961	$6,007	$6,400	$5,507
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated, as applicable, by adding back to EBITDA non-cash impairment expense and net investment-related losses.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions (required and voluntary), dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back pension expense in the determination of Adjusted EBITDA. Management reassessed this measurement and no longer excludes pension expense from Adjusted EBITDA.